Standard & Poor's J.J. Kenny           Frank A. Ciccotto, Jr.
55 Water Street, 45th Floor            Senior Vice President and
New York, NY  10041                    General Manager
Tel 212 438 4417/Office                Evaluation Department
    212 438 4422/Desk
Fax 212 438 7747
Frank_ciccotto@standardandpoors.com    Standard & Poor's
                                         A Division of The McGraw Hill Companies



April 28, 2000


ING Funds Distributors, Inc.
230 Park Avenue
New York, NY 10169


                             Re:  Equity Securities Trust Series 4(Equit's)

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 33-51009 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                   Sincerely,






                                   Frank A. Ciccotto